Exhibit 99.1

Penton Media, Inc.
The Penton Media Building
1300 E. 9th Street
Cleveland, OH 44114 USA
216.696.7000
Fax: 216.931.9492
www.penton.com
PENTON MEDIA ANNOUNCES EARLY TERMINATION OF HART-SCOTT-RODINO WAITING PERIOD IN CONNECTION
WITH ITS PROPOSED MERGER WITH PRISM BUSINESS MEDIA
CLEVELAND, OH — November 28, 2006 — Penton Media, Inc. (OTCBB: PTON) announced today it has received notice that the U.S. Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in connection with its proposed merger with Prism Acquisition Co., a direct wholly-owned subsidiary of Prism Business Media Holdings, Inc. Penton expects the transaction, which remains subject to customary closing conditions, to close in the first half of 2007.
Important legal information
This communication is being made in respect of the proposed merger involving Prism Business Media and Penton Media. In connection with the proposed merger, we will be filing a proxy statement for the stockholders of Penton and other documents regarding the proposed transaction with the Securities and Exchange Commission (“SEC”). Before making any voting or investment decision, Penton stockholders and investors are urged to read the proxy statement regarding the merger and any other relevant documents carefully in their entirety when they become available because the documents will contain important information about the proposed transaction. The proxy statement and other documents filed by Penton will be available free of charge at the SEC’s website, www.sec.gov. The proxy statement and such other documents may also be obtained free of charge from Penton by directing such request to: Corporate Communications Department, Penton Media, Inc., The Penton Media Building, 1300 East Ninth Street, Cleveland, Ohio 44114-1503.
Penton and its directors, executive officers and other members of management may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding Penton’s directors and executive officers is available in its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 13, 2006. Additional information regarding the interests of such potential participants will be included in the merger-related proxy statement and the other relevant documents filed with the SEC when they become available.
About Penton Media, Inc.
Penton Media, Inc. (http://www.penton.com/), a diversified business-to-business media company, provides high-quality content and integrated marketing solutions to the following industries: aviation; business technology; Enterprise Information Technology; design/engineering; electronics; food/retail; government/compliance; hospitality; manufacturing; mechanical systems/construction; and natural and organic products. Penton produces market-focused magazines, trade shows, conferences, and online media and provides a broad range of custom media and direct marketing solutions for business-to-business customers worldwide.
Forward-looking Statements
This document contains information relating to Penton Media, Inc. that may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among other things, statements regarding the transaction pursuant to which Penton will be acquired by Prism Business Media and the expected closing of such transaction. Although Penton believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Actual results or events may differ materially from those projected as a result of certain risks and uncertainties, including obtaining the required stockholder and regulatory approvals.
Media and investor contact
Penton Media, Inc.
Bethany Weaver
(216) 931-9551
bweaver@penton.com